As filed with the Securities and Exchange Commission on May 5, 2000
                                           Registration Statement No. 333-
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                --------------
                                   FORM S-3

                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                                --------------
                            HARCOURT GENERAL, INC.
            (Exact name of Registrant as specified in its charter)
                                --------------
              Delaware                                       04-1619609
  (State or other jurisdiction of                       (I.R.S. Employer
   incorporation or organization)                       Identification No.)

                              27 Boylston Street
                           Chestnut Hill, MA  02467
                                (617) 232-8200
             (Address, including zip code, and telephone number,
      including area code, of Registrant's principal executive offices)

                                --------------
                               Eric P. Geller,
                           Senior Vice President,
                      General Counsel and Secretary
                           Harcourt General, Inc.
                             27 Boylston Street
                          Chestnut Hill, MA  02467
                               (617) 232-8200
         (Name, address, including zip code, and telephone number,
                including area code, of agent for service)

                                --------------
                                   Copy to:
                             Rise B. Norman, Esq.
                          Simpson Thacher & Bartlett
                             425 Lexington Avenue
                        New York, New York 10017-3954
                                (212) 455-2000

                                --------------
     Approximate date of commencement of proposed sale to the public:
From time to time after the Registration Statement becomes effective as determined by market conditions and other factors.
                                --------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box. / /
                                                  (Continued on following page)
===============================================================================

(Continued from previous page)

                      CALCULATION OF REGISTRATION FEE

                                 Proposed        Proposed
 Title of                         Maximum        Maximum
Securities         Amount        Offering        Aggregate         Amount of
  to be            to be           Price         Offering         Registration
Registered       Registered      per Share       Price(1)              Fee
----------       ----------      ---------       ---------        -------------

Common Stock,    2,000,000       $36.5625       $73,125,000       $20,328.75(1)
$1.00 par
value per
share

(1) The registration fee has been calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the
         "Securities Act"), and is calculated on the basis of the high and low sale prices for the Common Stock on the New York Stock Exchange on May 3, 2000.

                             ---------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


                             ---------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED MAY 5, 2000

PROSPECTUS

[LOGO]

                             2,000,000 Shares

                          Harcourt General, Inc.

                               Common Stock

                             ---------------

     This prospectus relates to 2,000,000 shares of common stock, which may be sold from time to time by the selling stockholder named in this prospectus acting as principal for its own account. We will not receive any of the proceeds from the sale of the common stock.

     Our common stock is listed on the New York Stock Exchange under the symbol H. On May 4, 2000, the closing price of our common stock was $36.38 per share.

     Salomon Smith Barney Inc., the selling stockholder and a broker-dealer, may offer and sell the common stock from time to time directly or through underwriters, dealers or agents, to one or more purchasers in fixed price offerings, in negotiated transactions, at market prices prevailing at the time of sale or at prices related to market prices. The selling stockholder may be deemed to have received certain compensation in connection with the sale of our common stock, see "Selling Stockholder" and "Plan of Distribution."
The terms of the offering and sale of the common stock, including any public offering price, any discounts, commissions or concessions allowed, reallowed or paid to underwriters, dealers or agents, the purchase price of the common stock and the proceeds to the selling stockholder, and any other material terms will be set forth in the applicable prospectus supplement.

                             ---------------

     These securities have not been approved by the Securities and Exchange Commission or by any state securities commission, nor have those organizations determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


       , 2000

                            TABLE OF CONTENTS
                                                                     Page

WHERE YOU CAN FIND INFORMATION  . . . . . . . . . . . . . . . . . . . . 3

INCORPORATION BY REFERENCE  . . . . . . . . . . . . . . . . . . . . . . 3

THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

SELLING STOCKHOLDER . . . . . . . . . . . . . . . . . . . . . . . . . . 5

DESCRIPTION OF CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . . . 6

PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . .  16

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

                      WHERE YOU CAN FIND INFORMATION

     We have filed with the SEC a registration statement on Form S-3 to register the common stock offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We strongly encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials on file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Il 60661 and 7 World Trade Center, Suite 1300, New York, NY 10048. Our filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

                        INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholder sells all of the securities:

     - Our Annual Report on Form 10-K for the fiscal year ended October 31, 1999; and

     -  Our Quarterly Report on Form 10-Q for the quarter ended
        January 31, 2000.

You can get a free copy of any of the documents incorporated by reference by making an oral or written request directed to:

        Corporate Relations Department
        Harcourt General, Inc.
        27 Boylston Street
        Chestnut Hill, MA  02467
        Telephone (617) 232-8200

     You should rely only on the information contained or incorporated in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus or any supplement is distributed. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.

                               THE COMPANY

     Harcourt General, Inc., is a leading global multiple-media publisher providing educational, training and assessment products and services to classroom, corporate, professional and consumer markets.

     Prior to October 22, 1999, we owned a controlling interest in The Neiman Marcus Group, Inc., a high-end specialty retailer. On October 22, 1999, we distributed to our stockholders approximately 21.4 million of the 26.4 million shares of Neiman Marcus common stock held by us. For more information about this distribution and the relationship between us and Neiman Marcus, see Note 2 to the Consolidated Financial Statements for the fiscal year ended October 31, 1999 incorporated by reference in this prospectus.

     We operate our business through four principal segments, described below and in Note 3 to the Consolidated Financial Statements incorporated by reference in this prospectus.

     Education Group. The education group is a leading content provider to classroom and at-home K-12 and supplemental learners offering a complementary array of value-added products and services through school, library and direct-to-consumer channels. The education group includes the operations of Harcourt School Publishers; Holt, Rinehart and Winston; Steck-Vaughn; and Harcourt Trade Publishers. The education group publishes textbooks and related instructional materials for kindergarten to grade eight through Harcourt School and for the middle and secondary education markets through Holt Rinehart and Winston. Steck-Vaughn publishes supplemental educational materials used in elementary, secondary and adult education, test preparation materials, and offers English language literacy programs for training workers for whom English is a second language. Harcourt Trade publishes children's books, general adult fiction and nonfiction hardcover books, and trade paperbacks under the Harvest imprint.

     Higher Education Group. The higher education group brings traditional and technology-enabled content to adults seeking higher education in traditional and non-traditional settings, offering a broad array of products and services to the campus-based, direct-to-consumer and corporate markets. The higher education group includes Harcourt College Publishers, Harcourt Learning Direct, Archipelago Productions and Harcourt Professional Education. Harcourt College publishes textbooks and other materials for the college and university market under the Harcourt, Saunders, Dryden and Holt Rinehart imprints. Harcourt Learning Direct provides traditional and technology-based distance learning opportunities in vocational, degree and professional self-study programs. Harcourt Professional Education conducts review courses under the BAR/BRI name for individuals preparing for bar examinations, as well as live-lecture and computer-based review courses for law and accounting examinations, and publishes print and electronic information resources, including reference guides and newsletters for financial, legal and human resources professionals.

     Corporate and Professional Services Group. The corporate and professional services group produces technology-based training, assessment and educational products and services for the corporate learner market and individual professionals. The corporate and professional services group includes the operations of NETg; The Psychological Corporation; Harcourt Assessment Systems, Inc.; Drake Beam Morin; and Knowledge Communication, Inc. NETg develops and sells self-study information technology and related professional training products and services which are delivered by CD-ROM, the Internet and corporate intranets to information technology professionals. The Psychological Corporation provides tests and related products and services for educational and psychological assessment. Harcourt Assessment Systems develops and administers computer-based tests and related services for professional and regulatory licensing and credentialing and corporate pre-employment testing. Drake Beam Morin is one of the world's leading organizational and individual transition consulting firms, assisting organizations and individuals worldwide in outplacement, career and transition management and employee selection. Knowledge Communication provides technology-based professional development and business skills training.

     Worldwide Scientific, Technical and Medical Group. The worldwide scientific, technical and medical group is a leading provider of information products through both traditional and new technology-enabled channels to health, scientific and technical professionals worldwide. The scientific, technical and medical group includes Harcourt Health Sciences, comprised of the global medical publishing operations of W.B. Saunders, Mosby and Churchill Livingstone; Academic Press; and Harcourt Publishers International. Harcourt Health Sciences publishes books, periodicals and electronic products in the health sciences, and advertising-based newsletters for health professionals. Academic Press publishes scholarly books, journals, data bases and products and value-added services in print and electronic media, in the life, physical, social and computer sciences. Harcourt Publishers International is responsible for international distribution of Harcourt English language products and the publication of adaptations, translations and indigenous materials worldwide.

                             USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common stock offered by the selling stockholder.

                           SELLING STOCKHOLDER

     Citibank N.A., an affiliate of the selling stockholder listed below, purchased shares of common stock in a transaction exempt from the registration requirements of the Securities Act at the then market price on April 20, 2000. The shares of common stock were subsequently transferred to Salomon Smith Barney Inc., the selling stockholder. Concurrent with the purchase of the stock, Citibank N.A. entered into an equity swap agreement under which Citibank N.A. or an affiliate thereof receives consideration and may receive additional shares of common stock from us if the market price of our common stock declines.

     The following table states the number of shares of our outstanding common stock that the selling stockholder owns and the number of shares of common stock that may be sold for the account of the selling stockholder.
                                                    Number of shares of
                             Number of shares of     Common Stock to be
Selling Stockholder           Common Stock Owned            Sold
-------------------           ------------------     ------------------

Salomon Smith Barney Inc.        1,372,213*              1,372,213*
390 Greenwich Street
New York, NY 10013


* Plus any additional shares, not anticipated to exceed 627,787 shares, that the selling stockholder may receive from us under the equity swap agreement.

                       DESCRIPTION OF CAPITAL STOCK

     As of the date of this prospectus, we are authorized to issue up to 370,000,000 shares of capital stock:

     - 150,000,000 shares of Common Stock with a par value of $1.00 per share;

     - 80,000,000 shares of Class B Stock with a par value of $1.00 per share;

     - 100,000,000 shares of Class C Stock with a par value of $1.00 per share; and

     - 40,000,000 shares of Preferred Stock with a par value of $1.00 per share, of which 10,000,000 have been designated Series A Cumulative Convertible Stock.

     As of April 25, 2000, we had 53,125,371 shares of common stock issued and outstanding, 19,985,762 shares of Class B Stock issued and outstanding, no shares of Class C Stock issued and outstanding and 806,921 shares of Series A Cumulative Preferred Stock issued and outstanding.

Description of Common Stock

     The following summary is not complete. You should refer to the applicable provisions of the Restated Certificate of Incorporation and the Delaware General Corporation Law for a complete statement of the terms and rights of the common stock, Class B Stock and Class C Stock.

     Dividends. Holders of our common stock are entitled to receive dividends when, as and if declared by our board, out of funds legally available for their payment (subject to the rights of holders of the preferred stock, if any). If a cash dividend is paid to holders of our common stock, a cash dividend equal to 90% of the amount paid to holders of the common stock must be paid to holders of the Class B Stock. Cash dividends paid to holders of Class C Stock, if issued, would be equal to that paid to holders of our common stock.

     Stock dividends are paid to holders of our common stock, Class B Stock and Class C Stock only in the form of stock corresponding to that class held by the holder. Holders of our common stock are paid stock dividends in common stock, holders of our Class B Stock are paid stock dividends in Class B Stock and holders of our Class C Stock, if issued, would be paid stock dividends in Class C Stock. With respect to property dividends, shares of common stock and Class C Stock are entitled to receive the same per share property dividends, when, as and if declared, and are entitled to receive any rights to purchase shares of their respective class on the same per share basis.

     Voting Rights. Each share of common stock entitles the holder to one vote on all matters submitted to the stockholders, and each share of Class B Stock entitles the holder to one vote on all these matters, except that each share of Class B Stock entitles the holder to ten votes on the election of directors at any stockholders' meeting if more than 20% of the shares of common stock outstanding on the record date for the meeting is beneficially owned by, or if more than 20% of the total voting power attributable to the shares of the common stock outstanding on the record date for the meeting is voted either directly or by proxy for a person or persons other than those nominated by our board by, a person or group of persons acting in concert (unless a person or group is also the beneficial owner of a majority of the shares of Class B Stock on the record date).

     If Class C Stock were issued, Holders of Class C Stock would be entitled to one-tenth (1/10th) of one vote on all matters submitted to the stockholders.

     Except as otherwise required by law or the Restated Certificate of Incorporation, holders of our common stock, Class B Stock and Class C Stock vote together as a single class. However, the holders of common stock and the holders of Class B Stock are each entitled to vote separately as a class on a number of significant matters. For example, the holders of common stock and Class B Stock would each vote separately as a class on any:

     - merger or consolidation of Harcourt General with or into any other corporation, any sale, lease, exchange or other disposition of all or substantially all of our assets to or with any other person, or any dissolution of Harcourt General,

     - additional issuances of Class B Stock other than in connection with stock splits and stock dividends, and

     -  amendments to our Restated Certificate of Incorporation.

     Transferability. Our shares of common stock are freely transferable and publicly traded. The Class B Stock is not publicly traded and is not transferable by a stockholder except to a "Permitted Transferee," as defined in the Restated Certificate of Incorporation, which includes a holder's spouse, certain of a holder's relatives, certain trusts established for their benefit, corporations and partnerships principally owned by holders, their relatives and the trusts, charitable organizations and a holder's estate.

     Convertibility. The Class B Stock is convertible at all times, at the option of the holder and without cost to the holder into common stock on a share-for-share basis. The Smith- Lurie / Marks Stockholders' Agreement restricts the convertibility of substantially all of the shares of Class B Stock outstanding. The common stock is not convertible into any other class of stock of Harcourt General. If issued, the Class C Stock would not be convertible at the option of the holder. However, it would be automatically converted into common stock upon any dissolution, liquidation or winding up of our affairs, whether voluntary or involuntary.

     Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock (including holders of Class B Stock and Class C Stock who become holders of common stock through conversion) will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock, if any, have received their liquidation preferences in full.

     Miscellaneous. The issued and outstanding shares of common stock and Class B Stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Shares of Class B Stock are subject to certain transfer restrictions as described in the Restated Certificate of Incorporation.

The Smith Family Group's Ownership of Harcourt General Stock

     The Smith Family Group includes Richard A. Smith, Chairman of Harcourt General; Nancy L. Marks, Mr. Smith's sister; Robert A. Smith and Brian J. Knez, Presidents and Co-Chief Executive Officers and directors of Harcourt General, who are, respectively, the son and son-in-law of Mr. Smith; Jeffrey R. Lurie, a director of Harcourt General and the son of Nancy L. Marks, other members of their families and various family corporations, trusts and charitable foundations. The Smith Family Group is the beneficial owner of 260,511 shares of common stock (which constitutes less than 1% of all common stock issued and outstanding and which includes 62,180 shares subject to options exercisable within 60 days of April 25, 2000) and 19,956,398 shares of Class B Stock (which constitutes 99.9% of all Class B Stock issued and outstanding). These shares collectively represent 27.18% of the common stock, Class B Stock and Series A Stock outstanding as of April 25, 2000, assuming conversion of all Series A Stock into common stock.

     As to any elections in which the Class B Stock would carry 10 votes per share, the Smith Family Group had, as of April 25, 2000, 79% of the combined voting power of the common stock and Class B Stock. The effect of this significant voting power is to permit the Smith Family Group to exert decisive control over the results of elections for our board in an event of a substantial accumulation of our common stock by any person or group unrelated to the Smith Family Group. The Smith-Lurie/ Marks Stockholders' Agreement provides that the members of the Smith Family Group will not convert any of the 19,956,398 shares of Class B Stock subject to the Agreement into common stock without first offering to sell these shares to the parties to the Smith-Lurie/Marks Stockholders' Agreement.

     Anti-Takeover Effect of Smith Family Group's Ownership. The Smith Family Group has:

     - ownership of substantially all of the Class B Stock, which has the right, among other things, to the class vote to approve those issues described above,

     -  a substantial portion of Harcourt General's voting power, and

     - the right to control the outcome of the election of directors in contested and certain other situations.

Because any merger, consolidation or sale of all or substantially all of Harcourt General's assets would have to, in effect, be approved by the Smith Family Group, as the holders of the Class B Stock, as well as by holders of a majority of our common stock, any individual, corporation or group that desires to acquire or take control of Harcourt General, or to obtain approval of Harcourt General's stockholders for any proposed merger, consolidation or sale of assets, would probably not be able to do so without the approval of the Smith Family Group. This could discourage attempts to acquire Harcourt General and could deprive holders of our common stock and Class C Stock (if any were to be issued) of an opportunity to sell their shares in an acquisition at a premium over the then market price.

     The Smith-Lurie / Marks Stockholders' Agreement restricts the ability of the Smith Family Group to convert their Class B Stock subject to certain limited exceptions. The Class B Stock may have the effect of discouraging unsolicited takeover bids from third parties or efforts to remove incumbent management, or make these actions more difficult to accomplish.

Description of Preferred Stock

     The following summary is not complete. You should refer to the applicable provisions of our Restated Certificate of Incorporation and the Delaware General Corporation Law for a complete statement of the terms and rights of the preferred stock. We are authorized to issue shares of preferred stock in one or more series up to the amount authorized in our Restated Certificate of Incorporation. Our Board is authorized by our Restated Certificate of Incorporation to determine for each series of preferred stock:

     - the voting powers, if any (which voting powers if granted may be full or limited),

     -  designations,

     -  preferences,

     - relative, participating, optional or other special rights and the qualifications, limitations or restrictions of each series,

     - the rate of dividend to which holders of preferred stock of any series may be entitled (which may be cumulative or noncumulative),

     - the rights of holders of preferred stock of any series in the event of liquidation, dissolution or winding up of the affairs of Harcourt General, and

     - the rights (if any) of holders of preferred stock of any series to convert or exchange shares of preferred stock of any series for shares of any other class of capital stock (including the determination of the price or prices or the rate or rates applicable to these rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange will be applicable and the time or times during which a particular price or rate will be applicable).

     Series A Cumulative Convertible Stock

Number of Shares. We are authorized to issue up to 10,000,000 shares of preferred stock designated Series A Cumulative Convertible Stock, of which 806,921 shares were outstanding as of April 25, 2000.

Dividends. Holders of the Series A Stock are entitled to receive cumulative dividends, when, as and if declared by our board, out of funds legally available for their payment (subject to the rights of holders of any series of preferred stock ranking senior to them, if any). The quarterly dividend to be paid on each share of Series A Stock will be the sum of (x) $.0075 (adjusted, as further described below)) and (y) the product of (1) the amount of the dividend or dividends (including special dividends, if any) paid or to be paid in cash on each share of common stock during the quarter ending on the date on which the Series A Stock dividend is payable, and (2) the conversion rate (as discussed further below).

Liquidation Rights.   In the event of our voluntary or involuntary
liquidation, dissolution or winding up, holders of the Series A Stock will be entitled to be paid in cash from our net assets available for distribution (after the prior claims of the holders of any preferred stock ranking senior to the Series A Stock, if any, have been paid) the sum of $5.00 per share (adjusted, if necessary, to reflect any stock dividend paid on common stock, as discussed below) plus any accrued dividends, before any amount is paid to holders of our common stock. If our net assets available for distribution are insufficient to allow payment in full to be made to the holders of the Series A Stock, the holders of the Series A Stock will be paid, on a pro rata basis, in proportion to the full distributive amounts to which they are entitled.

Conversion Rights -- Conversion Rate and Procedures. Shares of Series A Stock are convertible, at the option of the holders of Series A Stock, into fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100th of a share) of common stock at the rate of 1.31 shares of common stock for each one share of Series A Stock surrendered for conversion, subject to adjustments as described below. The term "conversion rate" means the number of shares or fraction of shares of common stock into which one full share of Series A Stock is entitled to be converted. Upon conversion, we will not make payment or adjustment on account of dividends accrued or in arrears on Series A Stock surrendered for conversion or on account of any dividends on our common stock issuable on a conversion.

Adjustments.  In the event that we:

     - declare a stock dividend on our common stock in shares of capital stock except in any case where a dividend on our Series A Stock has also been declared

     -  subdivide outstanding shares of our common stock,

     - combine outstanding shares of our common stock into a smaller number of shares, or

     - issue by reclassification of our shares of common stock (including any reclassification in connection with a consolidation or merger in which Harcourt General is the continuing corporation) any shares of capital stock, then the conversion rate in effect at the time of the record date for the dividend or of the effective date of the subdivision, combination or reclassification will be adjusted so that the holder of any Series A Stock surrendered for conversion after one of these events has occurred will be entitled to receive the number and kind of shares which he or she would have owned or been entitled to receive had his or her Series A Stock been converted immediately prior to the relevant event. Each time any of the events set out above occur, a corresponding adjustment will be made.

Other events that trigger adjustments include:

     - the fixing by us of a record date for the issuance of rights, warrants or options to all holders of our common stock and/or

        Class B Stock entitling them to subscribe for or purchase shares of our common stock and/or Class B Stock at a price per share less than the current market price per share of common stock on this record date; and

     - the fixing by us of a record date for the making of a distribution to all holders of our common stock and/or Class B Stock of evidences of our indebtedness or assets, or subscription rights, warrants or options.

     In case of any reclassification or change of outstanding common stock and/or Class B Stock, or in case of any consolidation or merger of Harcourt General with or into another corporation, or in case of any sale or conveyance to another corporation or entity (other than by mortgage or pledge) of all or substantially all of the properties and assets of Harcourt General, Harcourt General (or its successor in the consolidation or merger, or the purchaser of the properties and assets) will make appropriate provision so that the holder of each share of Series A Stock then outstanding will have the right thereafter to convert his or her share into the kind and amount of shares of stock and other securities and property receivable upon the occurrence of this type of event by a holder of the number of shares of common stock into which the Series A Stock might have been converted immediately prior to this event.

     No adjustment in the conversion rate is required unless this adjustment (plus any adjustments not previously made by reason of this paragraph) would require an increase or decrease of at least one percent in the rate; however, any adjustments which are not required because they are less than one percent will be carried forward and taken into account in any subsequent adjustment.

     Except as expressly set out in the Restated Certificate of Incorporation, no adjustment in the conversion rate will be made by reason of the issuance or sale, in exchange for cash, property or services, of shares of common stock and/or Class B Stock, or any securities convertible into or exchangeable for shares of common stock and/or Class B Stock, or securities carrying the right to purchase any of the foregoing.

     Any determination as to fair market value or as to whether an adjustment in the conversion rate in effect is required, or as to the amount of any adjustment, will be binding on holders of Series A Stock and Harcourt General if made in good faith by our board. Transferability. Our shares of Series A Stock are freely transferable and publicly traded.

Advance Notice of Certain Events. If at any time:

     - we authorize the issuance to all holders of our common stock of rights, warrants or options to subscribe for or purchase shares of our common stock or of any other subscription rights, warrants or options; or

     - we authorize the distribution to all holders of our common stock of evidences of our indebtedness or assets (other than dividends paid in, or distributions of, cash to the extent permitted by law); or

     - there is any consolidation or merger to which we are a party and for which approval of any of our stockholders is required, or a conveyance or transfer of all or substantially all of our properties and assets, or a tender offer for at least a majority of our common stock which has been recommended by our board as being in the best interests of the holders of common stock; or

     - there is a total voluntary or involuntary dissolution, liquidation or winding up of Harcourt General; or

     - we propose to take any actions which would require an adjustment of the conversion rate;

then we will send a notice to the holders of record of the outstanding Series A Stock, at least 20 days (or 10 days in any case specified in the first or second clause above or in the case of a recommended tender offer as specified in the third clause above) prior to the applicable record date (or effective date if there is no record date) hereinafter specified, stating (A) the date as of which the holders of common stock of record to be entitled to receive any rights, warrants, options or distributions are to be determined, or (B) the date on which any consolidation, merger, conveyance, transfer, tender offer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of common stock of record will be entitled to exchange their shares of common stock for securities or other property, if any, deliverable upon the distribution, right, warrant, option, consolidation, merger, conveyance, transfer, tender offer, dissolution, liquidation or winding up. The failure to give this required notice or the inadequacy in the notice will not affect the legality or validity of any distribution, right, warrant, option, consolidation, merger, conveyance, transfer, tender offer, dissolution, liquidation, or winding up, or the vote upon any of these actions.

Fractions Upon Conversion. No fractional shares of common stock will be issued upon conversion, but in lieu of fractional shares we will pay a cash adjustment (computed to the nearest cent) in an amount equal to the fraction of the market price per share of common stock computed by our board.

Voting Rights. Except as described in the Restated Certification of Incorporation and as required by applicable law, the holders of Series A Stock are not entitled to vote. Holders of Series A Stock (as well as holders of any other series of preferred stock) will be entitled to vote for a certain number of members of our board (as further described in the Restated Certificate of Incorporation) if and when accrued dividends on Series A Stock have not been paid or declared and a sum sufficient for the payment of these dividends set aside, in an amount equivalent to six quarterly dividends. These special voting rights of the holders of Series

A Stock may be exercised until all dividends in default on the Series A Stock have been paid in full or declared and funds sufficient for payment of these dividends set aside. When these dividends have been paid or provided for, the special voting rights of the holders of Series A Stock (as well as holders of any other series of preferred stock) will cease.

     As long as any shares of Series A Stock are outstanding, we will not amend the Restated Certificate of Incorporation to increase the authorized number of shares of preferred stock, without the affirmative vote or written consent of the holders of a majority of the number of shares of Series A Stock at the time outstanding.

     As long as any shares of Series A Stock are outstanding, we will not amend our Restated Certificate of Incorporation to:

     - change the designations, preferences, limitations or other relevant rights of the Series A Stock;

     - effect an exchange, reclassification or cancellation of all or part of the Series A Stock;

     - effect an exchange or create a right of exchange of another class or series into Series A Stock;

     - change the Series A Stock into the same or a different number of shares of the same or another class or series; or

     - cancel or otherwise affect dividends on the shares of Series A Stock which have accrued but have not been declared,

without the affirmative vote or written consent of the holders of two-thirds of the number of shares of Series A Stock then outstanding.

Anti-Takeover Effect of Harcourt General's Restated Certificate of Incorporation and By-Laws and the Terms of Our Common Stock

     Our Board is divided into three classes, only one of which is scheduled for re-election each year. Consequently, a person considering the acquisition of voting control of Harcourt General would be entitled to replace only one-third of our board at each annual meeting, and thus might be dissuaded from seeking the substantial equity position required for voting control without the ability to install a Board which would be responsive to the person's wishes during the period immediately following the person's acquisition of control.

     A two-thirds vote of the outstanding stock is required for the approval of any merger or consolidation involving us, or of a sale of all or substantially all of our assets, or of the issuance of any of our voting securities or of any of our subsidiaries (except pursuant to employee stock incentive plans), unless this transaction is approved by a two-thirds vote of our board, in which event only the class voting rights of our common stock and our Class B Stock granted in the Restated Certificate of Incorporation (with respect to mergers, consolidations and asset sales) and the provisions of Delaware law will apply in determining the percentage of stockholder approval, if any, that is required.

     Holders of our common stock and Class B Stock are each entitled to a separate class vote to approve any merger or consolidation of us, any sale, lease, exchange or other disposition of all or substantially all of our assets or any dissolution of us. Holders of our common stock and Class B Stock are also each entitled to a separate class vote with respect to any amendment to the Restated Certificate of Incorporation and any issuance of any additional shares of Class B Stock (other than in connection with stock splits and stock dividends).

     Both the Restated Certificate of Incorporation and the by-laws provide that the affirmative vote of the holders of at least 66 2/3% of the outstanding stock entitled to vote generally for the election of directors of Harcourt General, voting together as a single class, is required to modify, revise, alter, amend, repeal or rescind certain provisions of the Restated Certificate of Incorporation or the by-laws or to adopt any inconsistent provision.

     These provisions in the Restated Certificate of Incorporation are:

     - paragraph (b) of Article Eighth requiring a two-thirds vote of the outstanding stock for any merger, sale of all or substantially all of Harcourt General's assets or issuance of voting securities (as described above);

     - paragraph (c) of Article Eighth stating that the election of directors need not be by ballot unless the By-Laws so require and that no director need be a stockholder;

     - paragraph (d) of Article Eighth concerning any alteration, amendment or repeal of the By-Laws;

     - Article Ninth concerning stockholders' meetings and the ability of the stockholders to remove any director with or without cause; and

     - Article Tenth concerning the ability of the stockholders to amend provisions of the Restated Certificate of Incorporation and By-Laws.

     These provisions in the By-Laws are:

     - Section 3.1 concerning the number, classification and composition of our board;

     -  Section 3.2 concerning the tenure of directors;

     -  Section 3.3 concerning vacancies in our board;

     -  Section 3.4 concerning the removal of directors; and

     -  Section 13 concerning amendment of the By-Laws.

These "supermajority" voting requirements may discourage or deter a person from attempting to obtain control of us by rendering more difficult amendment of our Restated Certificate of Incorporation or by-laws to eliminate provisions that have an anti-takeover effect or that protect the interests of minority stockholders.

     The Restated Certificate of Incorporation authorizes Harcourt General to issue 40,000,000 shares of preferred stock, and empowers our board to set the voting and other rights of the preferred stockholders. At present, 10,000,000 shares have been designated as the Series A Stock, and the remaining 30,000,000 shares are available for designation. This "blank check" preferred stock will be available for issuance without further action by stockholders, unless action is required by applicable law or the rules of any exchange on which the securities may be listed. This "blank check" preferred stock could discourage a person from acquiring our common stock because of the possibility that our board would issue preferred stock with terms that significantly disadvantage the rights of our common stockholders.

     There is no provision in the Restated Certificate of Incorporation permitting cumulative voting.

                           PLAN OF DISTRIBUTION

     We have been advised that the distribution of our common stock may be effected from time to time in one or more transactions by the selling stockholder acting as principal for its own account, which may involve block transactions (1) on the New York Stock Exchange in transactions that may include special offerings and exchange distributions pursuant to and in accordance with the rules of the exchange, (2) in the over-the-counter market or (3) in transactions otherwise than on the exchange or in the over-the-counter market, or in a combination of any of these transactions. The transactions may be effected by the selling stockholder in negotiated transactions, at market prices prevailing at the time of sale or at prices related to market prices. Salomon Smith Barney Inc., the selling stockholder and a broker-dealer may effect transactions by selling our common stock directly or through underwriters, dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and may receive commissions from the purchasers of the common stock for whom they may act as agent (which discounts or commissions from the selling stockholder or purchasers will not exceed those customary in the type of transactions involved).

     The selling stockholder and any dealers, agents or underwriters that participate with the selling stockholder in the distribution of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or discounts received by them and any profit on the resale of the common stock by them might be deemed to be underwriting discounts and commissions under the Act.

     Upon being notified by the selling stockholder that any material arrangement has been entered into with a broker or dealer for the sale of our common stock through a secondary distribution, or a purchase by a broker or dealer, a supplemented prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

     -  The names of the brokers or dealers;

     -  The number of shares involved;

     -  The price at which the shares are being sold;

     - The commission paid or the discounts or concessions allowed to the broker or dealer; and

     -  Other facts material to the transaction.

                              LEGAL MATTERS

     Certain legal matters relating to the validity of the common stock are being passed upon by Eric P. Geller, Senior Vice President, General Counsel and Secretary.
                                 EXPERTS

     The financial statements and schedule incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which have been incorporated by reference and are included herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses Of Issuance And Distribution

     The following is an itemization of all fees and expenses incurred or expected to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All but the Securities and Exchange Commission registration fee are estimates and remain subject to future contingencies.

                 Securities and Exchange Commission
                   registration fee . . . . . . . . .   $20,328.75
                 Legal fees and expenses  . . . . . .   *
                 Accounting fees and expenses . . . .   *
                 New York Stock Exchange filing fee .   *
                 Printing and engraving fees  . . . .   *
                 Blue Sky fees and expenses . . . . .   *
                 Miscellaneous expenses . . . . . . .     5,000.00
                                                        ----------

                 Total  . . . . . . . . . . . . . . .   $
                                                        ==========
                 *  To be supplied by amendment.

Item 15.  Indemnification Of Directors And Officers

     Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     The By-laws of the Registrant contain provisions to the effect that each director or officer of the Registrant and persons serving at the request of the Registrant as a director, officer, employee or agent of another organization shall be indemnified by the Registrant against liabilities and expenses in connection with any legal proceedings to which he may be made a party or with which he may become involved or threatened by reason of his position with the Registrant or such other organization. The provisions include indemnification with respect to matters covered by a settlement. Any such indemnification shall be made only if our board determines by a majority vote of a quorum consisting of directors who were not parties to such action (or, if such quorum is not obtainable, or if our board directs, by independent legal counsel) or by the stockholders, that indemnification is proper in the circumstances because the person seeking indemnification has met applicable standards of conduct. It must be determined that the director, officer or other person acting at the request of the Registrant acted in good faith with the reasonable belief that his action was in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.

     The Registrant has a directors and officers liability insurance policy covering certain liabilities that may be incurred by its directors and officers.

     Any agreement with underwriters or agents may contain provisions providing for the indemnification of the Registrant and certain of its directors and officers in certain circumstances.

Item 16.  Exhibits

     The following exhibits are filed as part of this registration statement:

Exhibit No.              Description
-----------              -----------

    1.1      Equity Swap Agreement, dated April 20, 2000.

    1.2      Purchase Agreement, dated April 20, 2000.

    4.2      Form of Common Stock Certificate.

    5*       Opinion of Eric P. Geller, Esq. as to the legality of the
               Common Stock.

   23.1      Consent of Deloitte & Touche LLP.

   23.2*     Consent of Eric P. Geller, Esq., included in Exhibit 5.

   24        Powers of Attorney, included on pages II-5-6 of this
               Registration Statement.
   _______________________
   *            To be supplied by amendment.

Item 17.  Undertakings

(a)  The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
     Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

           [The rest of this page is intentionally left blank.]

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, the Commonwealth of Massachusetts, on May 4, 2000.



                            Harcourt General, Inc.


                            By:   /s/         Brian J. Knez
                               -----------------------------------------
                               Name:   Brian J. Knez
                               Title:  President and
                                         Co-Chief Executive Officer



                            By: /s/          Robert A. Smith
                               -----------------------------------------
                                Name:   Robert A. Smith
                                Title:  President and
                                          Co-Chief Executive Officer



                            POWERS OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric P. Geller and John R. Cook, severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign this Registration Statement and any and all amendments to this Registration Statement of the Registrant, together with all schedules and exhibits thereto, and to file the same with all scheduled exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, severally, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as each such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof, all on April 19, 2000.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated and on the dates indicated.

         Signature                      Title                 Date
         ---------                      -----                 -----


Principal Executive
Officers:
                               President and Co-Chief    April 19, 2000
/s/   Brian J. Knez               Executive Officer
---------------------------
      Brian J. Knez

                               President and Co-Chief    April 19, 2000
/s/   Robert A. Smith             Executive Officer
---------------------------
      Robert A. Smith


Principal Financial
Officer:

                              Senior Vice President and  April 19, 2000
/s/   John R. Cook             Chief Financial Officer
---------------------------
      John R. Cook


Principal Accounting
Officer:

                                 Vice President and      April 19, 2000
/s/   Catherine N. Janowski          Controller
---------------------------
      Catherine N. Janowski


Directors:

                                                         April 19, 2000
/s/   Richard A. Smith
---------------------------
     Richard A. Smith

                                                         April 19, 2000
/s/  William F. Connell
---------------------------
     William F. Connell

                                                         April 19, 2000
/s/  Gary L. Countryman
---------------------------
     Gary L. Countryman

                                                         April 19, 2000
/s/  Jack M. Greenberg
---------------------------
     Jack M. Greenberg

                                                         April 19, 2000
/s/  Brian J. Knez
---------------------------
     Brian J. Knez

                                                         April 19, 2000
/s/  Jeffrey R. Lurie
---------------------------
     Jeffrey R. Lurie

                                                         April 19, 2000
/s/  Lynn Morley Martin
---------------------------
     Lynn Morley Martin

                                                         April 19, 2000
/s/  Maurice Segall
---------------------------
     Maurice Segall

                                                         April 19, 2000
/s/  Robert A. Smith
---------------------------
     Robert A. Smith

                                                         April 19, 2000
/s/  Paula Stern
---------------------------
     Paula Stern

                                                         April 19, 2000
/s/  Hugo Uyterhoeven
---------------------------
     Hugo Uyterhoeven

                                                         April 19, 2000
/s/ Clifton R. Wharton, Jr.
---------------------------
    Clifton R. Wharton, Jr.